Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the Investment Company Act of 1940, as amended, in combination require the Directors and officers of The Asia Tigers Fund, Inc. (the "Fund"), persons who own more than ten percent of the Fund's common stock, Blackstone Asia Advisors L.L.C. ("Blackstone Advisors") and its directors and officers, to file reports of ownership and changes in ownership of the Fund's securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These persons and entities are required by SEC regulations to furnish the Fund with copies of all such forms they file.

      Based solely on a review of those forms furnished to the Fund, the Fund believes that the Fund's Directors and officers, and Blackstone Advisors and its directors and officers, have complied with applicable filing requirements during the fiscal year ended October 31, 2006, except that initial statements of beneficial ownership of securities on Form 3 were inadvertently filed late by Blackstone Advisors and certain of its affiliates.